Exhibit 99.1

Investor Relations/Media Contact: ICR, LLC Brad Cohen bcohen@icrinc.com 212-217-6393

CAPLEASE EXTENDS MORTGAGE DEBT ON NESTLE PROPERTIES

NEW YORK--(BUSINESS WIRE)—August 13, 2012--CapLease, Inc. (NYSE: LSE) announced today that it has finalized the extension of the mortgage debt on the three Nestlé warehouses located in Breinigsville, PA, Lathrop, CA and Fort Wayne, IN.  The properties are financed with a $106 million securitized first mortgage note that was scheduled to mature this month.  The Company obtained an up to five year extension, inclusive of all extension options and with the last two years subject to re-tenanting the Fort Wayne property by August 2015.  The note face amount of $106 million and coupon of 6.32% were not modified by the extension, and the only immediate capital required for the extension was $3 million which was funded into a reserve with the lender for future re-tenanting costs at the Fort Wayne property.

Paul McDowell, Chairman and Chief Executive Officer, stated, “We are very pleased with the terms of and speed with which we were able to complete the loan extension, and that execution reflects the high quality of the properties involved.  The multi-year extension was obtained with a very modest additional capital commitment to the properties, and gives us the necessary time and financial flexibility to find the best solution for releasing the third property and then refinancing the loan.  This extension when coupled with the earlier discounted payoff of the junior note is a terrific outcome for CapLease and our stockholders.”

Pursuant to the extension, the Company agreed with the lender that any cash flow shortfalls from the properties after debt service during the extension term will be funded through an approximately $5 million reserve previously deposited with the lender.  With just the PA and CA properties leased, the $5 million reserve is sufficient to cover expected shortfalls for the full term of the extension.  The Company also agreed to pay substantially all excess cash flows from the properties to reduce the principal amount of the debt.  The Company is permitted to prepay the loan at any time without payment of a penalty of premium to the lender.

As previously disclosed, the Company has extended the leases on two of the Nestlé properties where the leases were scheduled to mature in December 2012.  The extension of the approximately 1 million square foot Pennsylvania property is with the existing tenant Nestlé for five years commencing January 1, 2013.  The extension of the approximately 750,000 square foot California property is with the existing subtenant Del Monte Corporation and is also for five years commencing January 1, 2013.  The Company is continuing to actively market the Fort Wayne property for re-lease at the end of Nestlé’s lease term in December 2012, and remains confident about the long-term prospects for this asset.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that primarily owns and manages single tenant commercial real estate properties subject to long-term leases to high credit quality tenants.